Exhibit 10.47

AMENDED AND RESTATED SELLER NOTE

$20,578,155

Effective as of July 1, 2011

1. FOR VALUE RECEIVED, the undersigned, PENSON WORLDWIDE, INC., a Delaware corporation (the “Company” or “Issuer”), hereby promises to pay to the order of Broadridge Financial Solutions, Inc. (“Payee”) the principal amount of Twenty Million Five Hundred Seventy Eight One Hundred Fifty-Five Dollars $20,578,155 (the “Initial Amount”), subject to adjustment as provided in this Note (if adjusted, the “Adjusted Amount”) on the Maturity Date (or, if such day is not a Business Day, on the immediately succeeding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to the LIBOR Rate plus an amount (the “Spread”) equal to five and one-half percent (5.50%). Interest on this Note shall be due and payable on the Maturity Date, provided that if any such day is not a Business Day, payment shall be made on the immediately succeeding Business Day. Notwithstanding the foregoing, while an Event of Default is continuing the Spread shall, to the extent permitted by applicable law, increase by 2.00%, and the Spread will be increased by an additional 2.00% each additional 90 days the Event of Default remains uncured or unwaived, subject to a maximum Spread of 12.0%. After the cure or waiver of any such Event of Default and provided no other Events of Default are then continuing, the Spread shall return to 5.50%.

Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.

2. Prepayments; Optional Prepayment. Subject to the provisions herein, the Issuer may, at any time and from time to time prior to the Maturity Date, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day. Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.

3. Negative Covenants. So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

(a) Mergers and Consolidations. The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).

(b) Liens. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Indebtedness or in the event such Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:

(A)	Liens existing on the date hereof;

(B)	Liens securing the Credit Agreement (including any modification, replacement, renewal or extension of any such Lien in connection with the modification, renewal, replacements, extension, amendment or amendment and restatement of the Credit Agreement);

(C)	Liens permitted by the Credit Agreement;

(D)	Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(E)	Liens arising from judgments or orders for the payment of money;

(F)	Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(G)	Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary;

(H)	Liens in connection with any sale-leasebacks;

(I)	Liens in connection with any credit facility or other lending arrangement entered into by a Regulated Subsidiary to finance operations in the ordinary course of business;

(J)	Liens on assets of a Regulated Subsidiary resulting from the lending of securities and repurchase and reverse repurchase agreements;

(K)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(L)	Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law in the ordinary course of business;

(M)	Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(N)	Liens upon or in any assets acquired or held to secure the purchase price of such assets or Indebtedness incurred for the purpose of financing the acquisition of such assets to secure Indebtedness not exceeding

(x) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is in effect (regardless of whether any indebtedness is outstanding thereunder) $25,000,000 in the aggregate under this clause (N) without prejudice to any other clause hereof or

(y) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is terminated or otherwise no longer in effect (and not replaced), an amount not to exceed 15% of the Company’s net revenues for the trailing twelve month period (based on the latest period for which internal financial statements are available), in each case, provided that the Liens are restricted to such assets and the proceeds thereof; it being understood that any Lien that was permitted to be incurred as of the date of incurrence shall not violate subsection (y) solely as a result of a subsequent decline in the Issuer’s net revenues;

(O)	restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such property;

(P)	the rights of licensors or lessors of property under the license or lease agreements related thereto;

(Q)	Liens which constitute rights of set-off or bankers’ liens or securities intermediaries’ liens whether arising by operation of law or by contract; and

(R)	the modification, replacement, renewal or extension of any Lien permitted under this Section 3(b) (other than Section 3(b)(B)).

(c) Convertible Notes. Borrower will not voluntarily redeem, purchase or otherwise voluntarily prepay its 8.00% Senior Convertible Notes due 2014 prior to maturity.

(d) Credit Agreement. In the event the Issuer amends, refinances or otherwise modifies the Credit Agreement (a “Replacement Credit Agreement”), the Issuer agrees it will use good faith efforts to (i) cause the terms of the Replacement Credit Agreement to permit the Issuer to make regularly scheduled interest and principal payments on this Note or (ii) have the Replacement Facility not contain covenants that materially adversely affect the Issuer’s ability to make regularly scheduled interest and principal payments on this Note beyond the terms that exist in the Credit Agreement.

(e) Notice of Proposed Debt Financings. The Issuer will give Payee at least 30 days prior written notice of the anticipated closing of an issuance of debt securities by the Issuer by way of (x) an offering to institutional investors exempt from registration under the Securities Act of 1933 (such as a so-called Rule 144A offering), or (y) an offering covered by an effective registration statement filed pursuant to the Securities Act of 1933, in each case in a principal amount at least equal to the amount outstanding under this Note.

4. Events of Default. The following are “Events of Default”:

(a) The Issuer fails to pay any interest or principal of this Note as and on the date when due and such failure shall continue unremedied for more than 3 (three) Business Days; or

(b) (i) The Issuer fails to perform or observe any term, covenant or agreement contained in Section 3(a) hereof or (ii) the Issuer fails to perform or observe any other covenant or agreement (not specified in the preceding clause (b)(i)) contained in this Note on its part to be performed or observed and in the case of this clause (ii) such failure continues unremedied for 45 days; or

(c) The occurrence of a Change of Control; or

(d) An event of default has occurred and is continuing under any agreement in respect of Indebtedness with an outstanding principal amount in excess of $50,000,000 or under the Credit Agreement resulting in such Indebtedness or the Credit Agreement being or being declared due and payable (or such default is a failure to pay at maturity); provided, however, if any such acceleration of Indebtedness has been rescinded, there shall no longer be any Event of Default under this Section 4(d) with respect to such acceleration; or

(e) The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”); or

(f) Any termination of the Outsourcing Agreement, as such term is defined in the Asset Purchase Agreement, as amended, restated, or otherwise modified from time to time (x) by the Noteholder, pursuant to the exercise of remedies for a material breach of the Outsourcing Agreement by the Issuer entitling such termination or (y) by the Issuer, for any reason (other than a termination by the Issuer for a material breach or material failure to perform by the Payee or its Affiliates including the exercise of any termination right pursuant to any service level agreement).

Upon the occurrence and during the continuation of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

5. Guarantees. (i) The Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness of the Issuer, other than the Credit Agreement and except as permitted by the Credit Agreement and except to the extent a Lien of such Indebtedness would be permitted under Section 3(b) above ,and (ii) the Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness issued to a seller for the purposes of financing the acquisition of substantially all the assets of a business, unless in each case such subsidiary, concurrently with the incurrence of any such Guarantee, executes and delivers to the Noteholder a guarantee of the Issuer’s obligations under this Note, in the substantially the same form or otherwise in a form and substance reasonably satisfactory to the Noteholder.

6. Adjustment of Principal Amount in Certain Cases.

(a) This Note has been issued in connection with the Asset Purchase Agreement. In accordance with the Asset Purchase Agreement, the principal amount of this Note may, at the Issuer’s option, be reduced by the amount of any Claims of the Issuer or increased by the amount of any Claims of the Payee.

(b) For the purposes of this Note, “Claims” shall mean, as determined pursuant to the Asset Purchase Agreement, (i) any Purchase Price Adjustment and (ii) any and all Losses (as defined in the Asset Purchase Agreement) in respect of which Issuer or the Payee is entitled to indemnification pursuant to the Asset Purchase Agreement and in accordance with the Asset Purchase Agreement the principal amount of this Note may be adjusted. Payee is authorized to record any such adjustment on the grid attached to this Note in the columns provided therefor and after such record is made, Payee will promptly furnish to Issuer a copy of the Note reflecting such adjustment; provided that the failure to do so will not affect the validity of any adjustment made in accordance with the provisions of the Asset Purchase Agreement and this Note.

7. Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note to any other Person.

8. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition,

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 2, 2009, among the Company, Buyer, Broadridge Financial Solutions, Inc. and Ridge Clearing & Outsourcing Solutions, Inc. (as amended, restated, or otherwise modified from time to time).

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et seq.

“Business Day” means any day other than Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.

“Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.

“CFTC” means the Commodity Futures Trading Corporation, or any successor thereto.

“Change of Control” means

(i) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its subsidiaries, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror” ) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that, or the Issuer otherwise becomes aware that, such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully diluted basis (a “Control Interest”);

(ii) all or substantially all of the assets of the Issuer (on a consolidated basis) are sold or otherwise transferred to any person in one transaction or a series of related transactions in which, immediately after the consummation thereof, the holders of the majority of the Issuer Voting Securities prior to such transaction to not represent a majority of the Issuer Voting Securities or of the equity interests of the surviving or transferee person; or

(iii) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Company” has the meaning set forth in Section 1.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of May 6 , 2010, with Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, the lenders party thereto and other parties thereto (together with all exhibits and schedules thereto, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified in writing from time to time) and any extension, renewal, replacement or refinancing of such credit facility from time to time.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollar” means lawful money of the United States.

“Events of Default” has the meaning specified in Section 4.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successors thereto.

“FSA” means the Financial Services Authority, or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, and (g) all obligations under Capitalized Leases.

“Indenture” means the Indenture, dated as of May 6, 2010, the Company, the Subsidiary Guarantors party hereto and U.S. Bank National Association, a national association banking corporation, as Trustee (in such capacity, including its successors and assigns from time to time, the “Trustee”) and as Collateral Agent (in such capacity, including its successors and assigns from time to time, the “Collateral Agent”) relating to the 12.50% Senior Second Lien Secured Notes due 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Interest Period” means the period commencing on the date of the initial borrowing under the Note (or the continuation of any prior interest period) and ending on the date three months thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a business day shall be extended to the next succeeding business day unless such business day falls in another calendar month, in which case such Interest Period shall end on the next preceding business day;

(ii) any Interest Period that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Insolvency Proceedings” has the meaning specified in Section 4(e).

“LIBOR Rate” means, for any Interest Period, an interest rate per annum equal to the 90-day rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 A.M. (London time) two business days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period.

“LIBOR Rate Reserve Percentage” for any Interest Period means the reserve percentage applicable two business days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loss” has the meaning ascribed to such term in the Asset Purchase Agreement.

“Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).

“Maturity Date” means June 25, 2015

“Note” means this Senior Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Noteholder” means the Payee and its permitted successors and assigns.

“Payee” has the meaning set forth in Section 1.

“Permitted Merger” has the meaning specified in Section 3(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.6 of the Asset Purchase Agreement.

“Regulated Subsidiary” means any Subsidiary registered or regulated as a broker or dealer with or by the SEC, FINRA, FSA, CFTC or any other applicable governmental authority, whether domestic or foreign.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.

9.	Miscellaneous.

(a) This Note is subject to the terms and conditions of (1) that certain Subordination Agreement dated as of even date herewith among Ridge Clearing & Outsourcing Solutions, Inc., Broadridge Financial Solutions, Inc. and Regions Bank, as administrative agent on behalf of the Lenders party to the Credit Agreement (as amended, restated or otherwise modified from time to time, the “Bank Subordination Agreement”) and (2) that certain Subordination Agreement dated as of even date herewith among Ridge Clearing & Outsourcing Solutions, Inc., Broadridge Financial Solutions, Inc. and the Trustee (as defined in the definition of Indenture above) (as amended, restated or otherwise modified from time to time, the “Bond Subordination Agreement” and together with the Bank Subordination Agreement, the “Subordination Agreements” and the Bank Subordination Agreement and Bond Subordination Agreement each a “Subordination Agreement”). The Payee agrees that, upon the request of the Company and the agent or trustee (or other person performing a similar function) under the Credit Agreement or Trustee (as applicable), Payee will promptly execute and deliver written one or more subordination agreements substantially in the form of the Subordination Agreements.

(b) No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. All notices and other communications shall be effective upon receipt.

(d) If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e) THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND NOTEHOLDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE ISSUER AND NOTEHOLDER EACH IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR NOTEHOLDER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE ISSUER AND THE NOTEHOLDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(f) THE ISSUER AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) THIS NOTE AND THE ASSET PURCHASE AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(h) This Note represents an amendment and restatement of the obligations represented by that certain Seller Note dated as of June 25, 2010 (as amended, the “Original Note”) and is not an accord and satisfaction, a novation, or an extinguishment of the obligations represented by the Original Note.

PENSON WORLDWIDE, INC.

By:	/s/ Philip A. Pendergraft
Name: Philip A. Pendergraft Title: Chief Executive Officer

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ John Hogan
Name: John Hogan Title: President

Signature Page to Amended and Restated Seller Note

Grid for Recording Adjusted Amount

Date	Amount of Increase (Decrease) to Principal Amount	Adjusted Amount	Entered By

Grid to Amended and Restated Seller Note